The Scholar Board of Directors October 7, 2003

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

Executive Summary We are of the opinion that for the reasons set forth herein, as of October 7, 2003, the consideration to be received by Scholar pursuant to the transaction contemplated by the September 24, 2003 draft of the Asset Purchase Agreement provided to Luminary Capital LLC is fair to Scholar from a financial point of view.

Executive Summary Term Consideration Purchaser Structure Estimated Timing Conditions to Closing Summary $7.1 million, consisting of $2.85 million in cash and $4.25 million in a convertible note. The proceeds will be used in its entirety to retire outstanding Scholar debt. NCSN, Inc. ("NCSN") Acquisition of substantially all of OCSN's assets. Simultaneously with the Transaction, a company formed by Ray Sozzi ("Newco") will purchase all of the outstanding shares of Scholar. Scholar shareholder vote expected first quarter of CY 2004 Transaction closing expected first quarter of CY 2004 Assignment of certain key agreements Regulatory clearance (if required) Required approval by third parties including creditors No material adverse change to the Company No material breach of representations and warranties Key Transaction Terms

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

Min Max DCF Analysis 5629 7357 Precedent Transactions 394 12680 Public Market Valuation 3639 23072 Valuation Ranges (Dollars in thousands) Consideration $7,100 Summary Valuation $23,072 $5,629 $7,357 $3,639 $12,680 $394

Asset Value Range (Amounts in thousands, except per share data) Summary Valuation Summary Valuation

Selected Public Company Analysis (Amounts in millions, except per share data) Summary Valuation Summary Valuation

DCF Analysis (Amounts in thousands) Summary Valuation Summary Valuation

Selected Precedent Transactions (Amounts in millions, except per share data) Summary Valuation Summary Valuation

Issues and Considerations Summary Valuation The value of the consideration is within the range of the implied valuation derived from the Discounted Cash Flow Analysis The value of the consideration is within the range of the implied valuation derived from the Selected Precedent Transactions Analysis The value of the consideration is within the range of the implied valuation derived from the Public Market Valuation Analysis Based on information received from management, the Company will not be able to satisfy scheduled principal debt payments and/or cash requirements to fund future operations without additional financing which, management believes, would be very difficult to obtain

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

Corporate Overview and Board of Directors Overview of OCSN Division Overview Official College Sports Network (OCSN) - OCSN is one of the largest, most trafficked networks on the web devoted to college sports, providing online brand management and content delivery to more than 135 schools and athletic conferences. Board of Directors Name Affiliation Raymond V. Sozzi Chairman and CEO John M. Connolly IBM Global Services William S. Kaiser Greylock Management Marc J. Turtletaub Deep River Ventures Charles E. Young University of Florida

Latest Twelve Months Stock Price Performance of Scholar Overview of OCSN 9/30/02: Scholar receives $3.5 million loan from insiders who expressed interest in buying company. 6/30/03: Scholar shareholders approve one-for-ten reverse stock split. 9/30/02 5/6/03: Scholar closes sale of OCM subsidiary to Alloy for $15.7 million in cash plus assumption of liabilities. 2/3/03: Scholar sells majority of SA Cash assets to Blackboard for $4.5 million in cash.

Projected Income Statements (Amounts in thousands) Overview of OCSN Overview of OCSN

Balance Sheet as of June 30, 2003 (Amounts in thousands) Overview of OCSN Overview of OCSN

Shareholder Analysis of Scholar (Amounts in thousands) Overview of OCSN Overview of OCSN

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

College Sports Television Overview of Acquirer Nation's first 24-hour all-college sports cable network Televises regular season and championship events across a broad spectrum of men's and women's college sports with coverage of 1,200 universities and colleges The company has long-term programming and marketing agreements with more than 30 athletic conferences In the past year the company has formed strategic partnerships with the U.S. Olympic Committee, Insight Communications, AOL for Broadband and DIRECTV In April 2003 Coca-Cola bought a $10 million equity stake in the channel and has plans to sponsor the network for another $5 million

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

OCSN Comparable Companies Comparable Companies

OCSN Comparable Companies Comparable Companies

OCSN Comparable Companies Comparable Companies

Table of Contents I. Executive Summary II. Summary Valuation Analysis Appendix C. Comparable Companies B. Overview of Acquirer A. Overview of OCSN D. Precedent Transactions

OCSN Precedent Transactions Precedent Transactions

OCSN Precedent Transactions Precedent Transactions

OCSN Precedent Transactions Precedent Transactions